SCHEDULE 14A INFORMATION
                Proxy  Statement Pursuant to Section 14(a)
                  of the Securities Exchange Age of 1934



Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

/ /  Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(6)(2)

/x/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

                    JWCHARLES FINANCIAL SERVICES, INC.
         ------------------------------------------------
         (Name of Registrant as Specified in Its Charter)


            ------------------------------------------
            (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(1)(4) and 0-11.

/ / (1) Title of each class of securities to which transaction applies:

     ----------------------------------------------------------

     (2) Aggregate number of class of securities to which transaction applies:

     ----------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     ----------------------------------------------------------

                    JWCHARLES FINANCIAL SERVICES, INC.
                        980 NORTH FEDERAL HIGHWAY
                                SUITE 310
                        BOCA RATON, FLORIDA 33432


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD JUNE 10, 1997


To the Stockholders of
   JWCharles Financial Services, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of JWCharles Financial Services, Inc. (the
"Company") will be held on Tuesday, June 10, 1997, at 10:00 a.m.
Eastern Time, at the Company's executive offices, 980 North
Federal Highway, Suite 310, Boca Raton, Florida, for the following purposes:

          1. To elect eight (8) directors to hold office until the 1998 Annual Meeting of Stockholders and until their respective successors, if there are to be any, have been duly elected and have qualified;

          2.  To approve an amendment to the Company's 1990 Stock
     Option Plan to increase the number of shares available for issuance pursuant to such Plan, from 1,200,000 shares to 1,600,000 shares;

          3.  To approve the adoption of the Company's 1997
     Employee Stock Purchase Plan; and

          4. To transact such other business as may properly come before the meeting or any postponement, adjournment or adjournments thereof.

     Only stockholders of record at the close of business on April 25, 1997 are entitled to notice of and to vote at the Annual Meeting of Stockholders or any postponement or adjournment thereof.

                                   BY ORDER OF THE BOARD OF
DIRECTORS



                                   Joel E. Marks
                                   Secretary

April 30, 1997


WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE THE RIGHT TO VOTE YOUR SHARES PERSONALLY.

                JWCHARLES FINANCIAL SERVICES, INC.

                         PROXY STATEMENT
                   DATED APRIL 30, 1997 FOR THE
                  ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JUNE 10, 1997

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of JWCharles Financial Services, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, June 10, 1997, including any postponement, adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Meeting.

     Management intends to mail this proxy statement and the accompanying form of proxy to stockholders on or about April 30, 1997.

     Only stockholders of record at the close of business on April 25, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 3,319,021 shares of Common Stock, par value $.001 per share ("Common Stock"), outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding is necessary to constitute a quorum for the transaction of all business before the Annual Meeting.

     Proxies in the accompanying form, duly executed and returned to the management of the Company, and not revoked, will be voted at the meeting. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by delivery of a subsequently dated proxy, by written notification to the Secretary of the Company, or by personally withdrawing the proxy at the meeting and voting in person.

     A COPY OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS BEING FURNISHED HEREWITH TO EACH STOCKHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON APRIL 25, 1997. ADDITIONAL COPIES OF THE ANNUAL REPORT AND COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST TO:

                JWCHARLES FINANCIAL SERVICES, INC.
                    980 NORTH FEDERAL HIGHWAY
                            SUITE 310
                    BOCA RATON, FLORIDA 33432
               ATTN: INVESTORS RELATIONS DEPARTMENT

     If the person requesting the Form 10-K was not a stockholder of record on April 25, 1997, the request must include a representation that the person was a beneficial owner of Common Stock on that date. Copies of any exhibits to the Form 10-K will also be furnished on request and upon payment of the Company's expenses in furnishing the exhibits.

     Proxies that are executed but which do not contain any specific instructions will be voted for the election of all the nominees for directors specified herein, for approval of the amendment to the 1990 Stock Option Plan and the adoption of the 1997 Employee Stock Purchase Plan, and in the discretion of the persons appointed as proxies on any other matter that may properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting.
                       3-FOR-2 STOCK SPLIT

     Unless otherwise indicated, all information with respect to numbers of shares of Common Stock and prices of Common Stock appearing in this Proxy Statement have been adjusted to reflect the Company's three-for-two stock split effected in the form of a 50% stock dividend on February 7, 1997.

           VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

     The following table sets forth the holdings of Common Stock, which is the Company's only class of voting securities, by the only stockholders who, as of April 25, 1997, were known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock, by all directors, nominees for director and disclosed highly compensated executive officers and by all directors and executive officers of the Company as a group, as of the same date. Unless otherwise indicated, the person or entity has sole power to vote and dispose of the shares. The address for each of Messrs. Leeds, Marks, Glaser and Ferguson is c/o the Company at 980 North Federal Highway, Suite 310, Boca Raton, Florida 33432; the address for each of and Messrs. Cropper, Faiella, Robilotto and Weinberg is 111 West 50th Street, New York, New York 10020 and the address for each of Robert D. Goldstein and Judy Goldstein is 919 Third Avenue, New York, New York 10022.

                                                                Number of Shares
       Name of Beneficial Owner                                 Beneficially Owned       Percent of Class
       ------------------------                                 ------------------       ----------------
       Marshall T. Leeds <F1><F2>                                     986,006                 28.7

       Gilman CMG, Inc. <F1>                                              -                      -

       Joel E. Marks <F1><F3>                                         301,433                  9.1

       Gregg S. Glaser                                                 55,950                  1.7

       Wm. Dennis Ferguson <F4>                                        73,500                  2.2

       Robert D. Goldstein <F5> }   )
       Judy Goldstein <F5>      }   )                                  184,050                  5.6

       Stephen W. Cropper                                                -                      -

       John R. Faiella                                                   -                      -

       Joseph P. Robilotto                                               -                      -

       Michael B. Weinberg                                               -                      -

       All directors and executive
       officers as a group (8 persons) <F2><F3><F4>                  1,416,889                40.6

______________

<F1>  Gilman CMG, Inc. ("GCMG"), which until June 11, 1996 had owned over 45% of the outstanding Common Stock, and Mr. Leeds have had an agreement for several years to support an equal number of persons identified by the other for election as directors of the Company. On June 11, 1996, the Company entered into an Amended and Restated Stock Repurchase Agreement with GCMG for, and simultaneously consummated, the repurchase of all of the Company' shares of Common Stock owned by GCMG. In connection with that transaction, Messrs. Leeds and Marks agreed with GCMG to vote for the election as directors of the Company an equal number of nominees identified by GCMG, on the one hand, and by Messrs. Leeds and Marks, on the other hand, until such time that the

                                2

      promissory note given by the Company to pay a portion of the repurchase price is paid in full. See "CERTAIN
      TRANSACTIONS", below.

<F2>  Includes 112,500 shares of Common Stock issuable upon
      exercise of currently exercisable stock options.

<F3>  Includes 107,500 shares of Common Stock owned by Mr.
      Marks' wife and 120,000 shares of Common Stock owned by Mr.
      Marks as custodian for his minor children.

<F4>  Includes 60,000 shares of Common Stock issuable upon
      exercise of currently exercisable stock options.

<F5>  Excludes 79,027 shares of Common Stock owned in trust for
      Robert and Judy Goldstein's adult daughter. Each of them disclaims any beneficial ownership of such shares.

                      ELECTION OF DIRECTORS
                (Item Number 1 on the Proxy Card)

     The Company's Board of Directors presently consists of eight members, each of whom serves for a one-year term until the next annual meeting of stockholders and his successor, if there is to be one, is duly elected and qualified. Each of the nominees is presently a director of the Company and is listed below, along with certain background information.

     Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock entitled to vote for the election of directors at a meeting at which a quorum is present. A quorum will be present for the Annual Meeting when the holders of a majority of the shares outstanding on the Record Date are present in person or by proxy. An abstention and a broker non-vote are included in determining whether a quorum is present, but will not affect the outcome of the vote. Unless otherwise indicated on a proxy, all duly executed proxies granted by the holders of the Common Stock will be voted individually at the Annual Meeting for the election of each nominee. Each nominee has indicated that he will serve if elected, but if the situation should arise that any nominee is no longer able or willing to serve, the proxy may be voted for the election of such other person as may be designated by the Board of Directors. Each person elected as a director shall serve a term that continues until the next annual meeting and until his successor, if there is to be one, is duly elected and qualified.


Name                               Age           Director Since    Position(s) with the Company
----                               ---           --------------    ----------------------------
Marshall T. Leeds                  41                  1983        President, Chief Executive
                                                                   Officer and Chairman of the
                                                                   Board

Joel E. Marks                      40                  1983        Vice Chairman, Chief Financial
                                                                   Officer and Secretary

Wm. Dennis Ferguson                53                  1990        Executive Vice President and
                                                                   Director

Gregg S. Glaser                    37                  1990        Executive Vice President,
                                                                   Treasurer and Director

Stephen W. Cropper                 49                  1995        Director

John R. Faiella                    55                  1995        Director

Joseph P. Robilotto                53                  1995        Director

Michael B. Weinberg                59                  1995        Director

         MARSHALL T. LEEDS, a co-founder of the Company in 1983, also serves as President and Chief Executive Officer of Corporate Securities Group, Inc. ("CSG"), JW Charles Clearing Corp. ("JWC Clearing"), JW Charles Securities, Inc. ("JWC Securities") and
DMG Securities, Inc., four of the Company's wholly-owned subsidiaries. Mr. Leeds is past Chairman of Regional Investment Association, Inc., ("RIBA"), the country's largest association of independent broker-dealers involved in the underwriting of debt and equity securities, and he currently serves on the Independent Contractor Firm Committee of the Securities Industries
Association.

     JOEL E. MARKS, the other co-founder of the Company, also serves as the Senior Managing Director of Investment Banking and as Executive Vice President of each of the Company's wholly-owned subsidiaries. Mr. Marks is a Certified Public Accountant, and prior to 1983, he was employed in various capacities in both the audit and tax departments of the international accounting and consulting firm of Deloitte & Touche LLP. From 1987 to 1994, he served as Senior Vice President and Chief Financial Officer of Automobile Protection Corporation - APCO, an unaffiliated public corporation. Mr. Marks currently serves as the Chairman of the RIBA.

     WM. DENNIS FERGUSON serves as Executive Vice President of each of the Company's wholly-owned subsidiaries. From July 21, 1990 to October 31, 1990, prior to its acquisition by the Company, Mr. Ferguson served as acting President and Chief Executive Officer of the predecessor company ("Old JWC Financial") which was acquired by the Company on November 1, 1990. From 1981 to 1990, he held various executive positions at Old JWC Financial. Mr. Ferguson received a Bachelor of Science degree from Florida Southern College and attended Florida Atlantic University Graduate School. From 1978 to 1980, Mr. Ferguson was Area Vice President and Office Manager for the investment banking firm of Dean Witter Reynolds.

     GREGG S. GLASER serves as Executive Vice President and Treasurer of each of the Company's wholly-owned subsidiaries. Mr. Glaser is a Certified Public Accountant with a Bachelor of Science degree from the University of Florida. From 1981 to 1986, when he joined Old JWC Financial, Mr. Glaser was a senior auditor with the Fort Lauderdale office of the international accounting and consulting firm of Price Waterhouse LLP.

     STEPHEN W. CROPPER is a director and officer of Gilman Securities Corporation and GCMG, subsidiaries of Gilman Investment Company, a holding company which through its principal subsidiary, Gilman Paper Company, is engaged in the manufacture and sale of paper and lumber products. Mr. Cropper also serves as Assistant General Counsel of Gilman Paper Company.

     JOHN R. FAIELLA is a director and President of Gilman
Securities Corporation and GCMG, as well as Treasurer of Gilman
Investment Company and Gilman Paper Company.

     JOSEPH P. ROBILOTTO is an officer of Gilman Securities
Corporation and is Vice President of Gilman Paper Company.

     MICHAEL B. WEINBERG is both an attorney-at-law engaged in the private practice of law and a Certified Public Accountant.
Mr. Weinberg currently serves as Tax Counsel to Gilman Paper
Company.

     During the last fiscal year, the Board of Directors held seven (7) meetings. All the nominees for reelection as directors attended all the Board and committee meetings held during their directorship with the exception of Mr. Weinberg, who attended six of the seven meetings of the Board of Directors.

BOARD COMMITTEES

     AUDIT COMMITTEE. The Audit Committee supervises independent audits of the Company and its subsidiaries and oversees the establishment of appropriate accounting policies and internal accounting controls. Members are Mr. Weinberg, Chairman; Mr. Marks and Mr. Glaser. The Audit Committee met two times during 1996.

     The Audit Committee's principal functions include reviews of audit plans, scope of examinations and findings of the Company's independent public accountants; significant legal matters; internal controls; and the adequacy of insurance coverage. Further, it is the responsibility of this committee to recommend to the Board the annual appointment of the independent public accountants, to review the findings of external regulatory agencies and to oversee the accounting policies used in preparing the Company's financial statements.

     COMPENSATION COMMITTEE. The Compensation Committee oversees the Company's compensation policies and programs. Members are Mr. Marks, Chairman; Mr. Faiella and Mr. Glaser. The
Compensation Committee met one time during 1996.

     The Compensation Committee reviews and approves the Company's general compensation policies and programs to maintain an environment that attracts and retains people of high capability, commitment and integrity, while also providing incentives for executives and other personnel of the Company to contribute to the success and profitability of the Company for the benefit of its stockholders.

     OTHER COMMITTEES. In addition to the committees described above, the Board also has an Investment and Risk Committee whose function is primarily to oversee the Company's investment policies and procedures and toestablish guidelines to be used by the Company's principal product managers. Members of the Investment and Risk Committee are Mr. Ferguson, Chairman, Mr. Cropper, Mr. Leeds and Mr. Robilotto.

     The Company does not have a standing nominating committee of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who beneficially own more than ten percent of the Company's Common Stock ("ten-percent stockholders") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and with the National Association of Securities Dealers, Inc. ("NASD"). Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it and information furnished to the Company by such persons, the Company believes that during the Company's fiscal year ended December 31, 1996, all its officers, directors and ten-percent stockholders complied with the Section 16(a) reporting requirements, except that Messrs. Leeds, Marks, Glaser and Ferguson, all directors and officers of the Company, omitted to file, on a timely basis, one report on Form 4 and on Form 5 describing the issuance to them on September 12, 1996 of options to purchase 50,000, 17,500, 7,500 and 5,000 shares of Common Stock of the Company, respectively, prior to adjustment for the Company's 3-for-2 stock split effected on February 7, 1997.

ARRANGEMENTS FOR BOARD AND MANAGEMENT

     Messrs. Leeds and Marks and GCMG have agreed to support an equal number of persons identified by the other for election as directors of the Company, and, consistent with that agreement, they each identified four of the eight current nominees. They have also agreed to certain restrictions on their respective rights to dispose of their shares. These parties have agreed to support all eight nominees for election at the Annual Meeting.

     In connection with the series of transactions between the Company and Wilmington Trust Company ("Wilmington") as more fully described under "Certain Transactions" herein, the Company granted Wilmington the right to appoint one person to serve on its Board of Directors. Wilmington has not yet exercised such right.


           PROPOSED AMENDMENT TO 1990 STOCK OPTION PLAN
                (Item Number 2 on the Proxy Card)

BACKGROUND AND SUMMARY

     In 1990 the Company adopted its 1990 Stock Option Plan (the "Plan") and at that time reserved 600,000 shares of the Company's Common Stock to cover options to be granted under the Plan during its ten-year term. In 1994, the Plan was amended to increase the number of shares available for issuance from 600,000 to 1,200,000. As of March 31, 1997, there were no additional shares available under the Plan. The Board of Directors now believes it to be in the best interest of the Company and its stockholders to increase the number of shares authorized and available for issuance pursuant to the terms of the Plan. On March 25, 1997, the Board of Directors approved, subject to stockholder approval, an amendment to the Plan to increase the number of shares available for issuance under the Plan by 400,000 shares, from 1,200,000 to 1,600,000 shares.

     The following summary of information about the Plan is qualified in its entirety by reference to the Plan itself, which is available upon request by any stockholder from Joel E. Marks, Secretary, JW Charles Financial Services, Inc., 1117 Perimeter Center West, Suite 500E, Atlanta, Georgia 30338, telephone: (770) 399-8805.

     The purpose of the Plan is to provide to those key persons among the approximately 800 employees and other personnel of the Company and its subsidiaries (including registered representatives licensed with the Company or one of its subsidiaries) an opportunity to acquire or increase their stock ownership in the Company, and thereby to encourage their continued service and to provide them an additional incentive to achieve the Company's objectives. Under the Plan, if this proposal to amend the Plan is approved by the stockholders of the Company, options to purchase up to an aggregate of 1,600,000 shares of the Company's Common Stock, subject to antidilution and similar adjustments, may be granted to employees and other key persons of the Company or any subsidiary the Company may form (including directors if they are employees).

     The Plan is administered by the Board of Directors, which has the authority to designate a committee of its members to discharge some or all of its administrative functions (for purposes of this discussion, the Board when so acting, or any committee it may designate to act, is referred to as the "committee"). The committee has the responsibility for determining the individuals who will receive options, the option prices, and the number of shares that will be available under each option. The committee also may designate whether an option constitutes an incentive stock option, which receives favorable federal income tax treatment, or a non-qualified stock option.

     If the Board grants an incentive stock option, the term of the option cannot exceed ten years from the date of grant, and in the case of an incentive stock option granted to a person owning more than 10% of the Common Stock, the term cannot exceed five years from the date of grant. The option exercise price for incentive stock options may not be less than 100% of the fair market value per share on the date of grant. The exercise term of a non-qualified stock option may be unlimited, and the option price may be as low as the par value per share. The option price is payable in full upon exercise of any option, and payment may be made in cash, by delivery of shares of the Company's Common Stock, by delivery to the Company of a promissory note, or by a combination of any of these methods, as prescribed by the Company in its grant of the option. Each option not exercised expires as provided in the option agreement. Options are non-transferable, except in the event of death of the optionee.

     The Board of Directors at any time may cause the committee to cease granting options, may terminate the Plan, or may amend or modify the Plan in any respect. The Board may not amend the Plan, however, to increase the number of shares of stock subject to the Plan, or to change or modify the class of employees and other personnel that may participate in the Plan, unless the Board's actions are approved or ratified by the stockholders of the Company within twelve (12) months from the date the Board adopts any such amendment. In addition, no termination, amendment, or modification of the Plan can affect adversely the rights of an optionee under any outstanding option without the consent of the optionee or his or her legal representative.

     At March 31, 1997, options to purchase 736,077 shares of Common Stock, at prices ranging from $1.95 to $6.73 per share, were outstanding under the Plan, and there were no shares remaining for the grant of other options under the Plan. The fair market value of the shares subject to outstanding options under the Plan, as of March 31, 1997, was approximately $6,625,000.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     There are no federal income tax consequences to an optionee or to the Company on the granting of options. Federal income tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a non-qualified option.

     INCENTIVE STOCK OPTIONS

     When an optionee exercises an incentive stock option, the optionee will not realize any income at that time, and the Company will not be entitled to a deduction. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The Company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired stock is sold, taxation of any increase in the stock's value from time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, as capital gain rather than ordinary income. For the purpose of calculating tax upon disposition where already-owned stock is surrendered in payment of the option price, the capital gains holding period and basis of the new shares, to the extent of the old shares surrendered, is the same as for the old shares; the holding period for the additional shares (that is, the shares received on exercise in excess of the old shares surrendered) begins on the date the option is exercised, and such additional shares have a zero basis.

     If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the option price stated in the option agreement; any increase in the value of the option stock subsequent to exercise is long- or short-term capital gain to the optionee depending on the optionee's holding period for the stock. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the Company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

     NON-QUALIFIED STOCK OPTIONS

     Generally, when an optionee exercises a non-qualified stock option, the optionee recognizes income in the amount of the aggregate fair market value of the shares received upon exercise, less the aggregate amount paid for those shares, and the Company may deduct as an expense the amount of income so recognized by the optionee, provided that the Company satisfies certain tax withholding requirements. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the fair market value of the acquired shares on the date of exercise.

     If the optionee pays all or part of the purchase price by delivering to the Company already-owned shares of its Common Stock, there are no federal income tax consequences to the optionee or the Company to the extent of the number of shares so delivered. As to any additional shares issued, the optionee recognizes income equal to the aggregate fair market value of the additional shares received, less any cash paid to the Company, and the Company is allowed to deduct the amount of such income, provided that the Company satisfies certain tax withholding requirements. The holding period and basis of the new shares, to the extent of the number of old shares delivered, is the same as for the old shares. The holding period for the additional shares begins on the date the option is exercised, and the basis in those additional shares is equal to their fair market value on the date of exercise.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

     The proposed amendment of the Plan has been adopted by the Board of Directors. Pursuant to the terms of the Plan, the proposed amendment of the Plan must be submitted for stockholder approval. The proposed amendment to the Plan is also submitted for stockholder approval in order to obtain certain benefits provided by Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), which are discussed under "Certain Federal
Income Tax Consequences   Incentive Stock Options", above.  The
affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting is required to approve the proposed amendment of the Plan, assuming the presence of a quorum.

     The Board of Directors unanimously recommends a vote "FOR" approval of the proposed amendment of the Plan.

            PROPOSED 1997 EMPLOYEE STOCK PURCHASE PLAN
                (Item Number 3 on the Proxy Card)


BACKGROUND AND SUMMARY

     On March 25, 1997, the Board of Directors adopted, subject to stockholder approval, the JW Charles Financial Services, Inc. 1997 Employee Stock Purchase Plan (the "Purchase Plan") to provide eligible employees with an opportunity to purchase Common Stock through payroll deductions and cash contributions pursuant to a plan that is intended to qualify for favorable tax benefits as an "employee stock purchase plan" under Section 423 of the Code. By assisting eligible employees in acquiring stock ownership in the Company, the Purchase Plan can help eligible employees provide for their future security and encourage them to remain in the employment of the Company or its qualified subsidiaries.

     The following summary of information about the Purchase Plan is qualified in its entirety by reference to the Purchase Plan itself, which is available upon request by any stockholder from Joel E. Marks, Secretary, JW Charles Financial Services, Inc., 1117 Perimeter Center West, Suite 500E, Atlanta, Georgia, 30338, telephone: (770) 399-8805.

     An aggregate of 400,000 shares of Common Stock may be issued pursuant to purchases under the Purchase Plan, subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. If approved by the stockholders of the Company at the Annual Meeting, the Purchase Plan will be effective as of its March 25, 1997 adoption date by the Board of Directors. The Company anticipates that the internal administrative steps necessary to implement will be completed by, and that the first offering period and enrollment date (as described below) will begin on, October 1, 1997.

     The Purchase Plan shall be administered by the Board of Directors or by a committee (the "Committee") of the Board consisting of not less than two directors of the Company appointed by the Board. The Board or the Committee is authorized, subject to the provisions of the Purchase Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Purchase Plan and to make such determinations and interpretations and to take such action in connection with the Purchase Plan and any Common Stock made available thereunder as it deems necessary or advisable. The Board or the Committee shall have the right to determine, prior to any offering period for the purchase of shares pursuant to the Purchase Plan, the maximum number of shares of Common Stock which may be offered during that offering period and the manner of allocating the Common Stock among eligible employees. All such determinations and interpretations shall be binding and conclusive on all participating employees and their legal representatives.

     The Board may at any time, or from time to time, alter or amend the Purchase Plan in any respect, except that no such amendment shall be effective unless approved within 12 months by the stockholders of the Company, if such stockholder approval is required for the Purchase Plan to continue to comply with Code
Section 423. The Board may suspend or discontinue the Purchase Plan at any time. Upon termination of the Purchase Plan, all payroll deductions and cash contributions shall cease, and all amounts then credited to the participants' accounts shall be equitably applied to the purchase of whole shares of Common Stock then available for sale, and any remaining amounts shall be promptly refunded to the participants.

     All regular full and part-time employees of the Company and each qualified subsidiary of the Company shall be eligible to participate in the Purchase Plan, other than (a) employees whose customary employment is 20 hours or less per week and (b) any employee who, immediately after any purchase of shares would own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. A "qualified subsidiary" means any subsidiary of which 50% or more of the total combined voting power of all classes of its stock is owned by the Company or another such qualified subsidiary. As of March 31, 1997, the Company had approximately 500 employees that would have been eligible to participate in the Purchase Plan.

     An eligible employee may elect to participate in the Purchase Plan prior to any enrollment date. Enrollment dates shall occur on the first day of each offering period (which is a consecutive three-month period beginning with each January, April, July and October). A participating employee may authorize automatic payroll deductions or make direct cash contributions pursuant to the Purchase Plan, and all such amounts will be used to purchase shares of Common Stock. The purchase price for Common Stock purchased under the Purchase Plan shall be 85% of the fair market value of such shares as of the share purchase date, which shall be the last day of each offering period or such other trading date as the Committee shall determine. The Company shall not permit purchases under the Purchase Plan (a) by an employee who, immediately after the purchase, would own shares possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (b) which would permit an employee's rights to purchase shares under the Purchase Plan, or under any other qualified employee stock purchase plan maintained by the Company, to accrue at a rate in excess of $25,000 of the fair market value of such shares determined at the time such rights are granted for each calendar year in which the right is outstanding at any time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under the Code, an employee who elects to participate in an offering under the Purchase Plan will not realize income at the time the offering commences or when the shares purchased under the Purchase Plan are transferred to him or her. If an employee disposes of such shares after two years from the date the offering of such shares commences, and after one year from the date of the transfer of such shares to him or her, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the lesser of (i) the excess of the fair market value of such shares at the time of disposition over the purchase price, or
(ii) 15% of the fair market value of such shares at the time the offering commenced. The employee's basis in such shares will be increased by the amount so includable as income, and any gain or loss computed with reference to such adjusted basis will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In such event, the Company will not be entitled to any tax deduction from income.

     If any employee disposes of shares purchased under the Purchase Plan within the above two-year or one-year period, the employee will be required to include in income, as compensation for the year in which such disposition occurs, an amount equal to the excess of the fair market value of such shares on the date of purchase over the purchase price. The employee's basis in such shares will be increased by the amount includable as income, and any gain or loss computed with reference to such adjusted basis will be a capital gain or loss, either short-term or long-term, depending on the holding period for such shares. In the event of a disposition within such two-year or one-year period, the Company will be entitled to an expense deduction equal to the amount the employee is required to include in income.

     An employee who is a nonresident of the United States will generally not be subject to the federal income tax rules described above with respect to shares of Common Stock purchased under the Purchase Plan.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

     The Purchase Plan has been adopted by the Board, subject to approval by the stockholders of the Company. Such approval is required in order for the Purchase Plan to qualify as an "employee stock purchase plan" under Section 423 of the Code. The affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting is required to approve the proposed Purchase Plan, assuming the presence of a quorum.

     The Board of Directors unanimously recommends a vote "FOR" approval of the proposed 1997 Employee Stock Purchase Plan.


                      EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for services rendered in all capacities to the Company and its subsidiaries for the Company's Chief Executive Officer and each of the other executive officers whose aggregate cash compensation exceeded $100,000 ("Named Executive Officers") during any of the Company's last three fiscal years:

                                                           Summary Compensation Table

                                                                        Long-Term Compensation
                                       Annual Compensation                       Awards<F1>
                               ----------------------------------      ----------------------
                                                                       Restricted
      Name                                                                Stock      Options/     All Other
and Principal Position         Year      Salary        Bonus              Awards     SARs <F2>  Compensation
----------------------         ----    ----------    -----------       -----------   --------   ------------
Marshall T. Leeds              1996    $  270,519    $ 1,246,612            -        75,000     $  13,000
  President and Chief          1995    $  263,681    $ 1,050,672            -             -     $  13,000
  Executive Officer            1994    $  256,750    $   742,600            -             -     $  14,620

Joel E. Marks                  1996    $  175,000    $   431,616            -        26,250     $  3,000
  Chief Financial Officer      1995    $  120,000    $   267,407            -             -     $  3,000
  and Executive Vice           1994    $  120,000    $   285,562            -        60,000     $  4,620

Wm. Dennis Ferguson            1996    $  120,000    $   262,563            -         7,500     $  3,000
  Executive Vice President     1995    $  120,000    $   180,199            -             -     $  3,000
                               1994    $  120,000    $   126,695            -        60,000     $  4,620

Gregg S. Glaser                1996    $  124,000    $    72,696            -        11,250     $  3,000
  Treasurer and Executive      1995    $  122,592    $    56,408            -             -     $  3,000
  Vice President               1994    $  120,000    $    42,075            -        60,000     $  3,195

<F1>  There were no payouts of long-term compensation during the fiscal year.

<F2>  All are stock options and were issued pursuant to the Company's 1990
Stock Option Plan discussed elsewhere herein.

                               ____________

     Directors are not compensated for their attendance at Board of Directors or Board Committee meetings. Each director is reimbursed for travel expenses incurred in connection with attendance at meetings of the Board of Directors and Board Committees.

     The following tables show, as to the Company's Chief Executive Officer and Named Executive Officers, certain information with respect to options granted to them. No stock appreciation rights ("SARs") have been granted.


                                                 Aggregated Option Exercises In Last Fiscal Year
                                                        And Fiscal Year-End Option Values


                                                                              Number of
                                                                              Securities             Value of
                                                                              Underlying         Unexercised In-
                                                                              Unexercised            the-Money
                                                                              Options at            Options at
                                                                             December 31, 1996    December 31, 1996
                                                                                 (#)                  ($)
                                   Shares Acquired
                                         on                                  Exercisable (E)/     Exercisable (E)/
    Name                             Exercise (#)       Value Realized($)    Unexercisable (U)    Unexercisable (U)
-------------------------------------------------------------------------------------------------------------------
Marshall T. Leeds                     80,000               $497,750            112,500 (E)         $581,250 (E)

Joel E. Marks                         40,000               $278,000                  - (E)               $- (E)

Wm. Dennis Ferguson                    5,000               $ 39,375             60,000 (E)         $343,000 (E)

Gregg S. Glaser                       45,000               $349,935                  - (E)               $- (E)

         At December 31, 1996, the closing bid price of the Company's Common Stock was $7.67, as adjusted for the Company's 3-for-2 stock split.

,,   At December 31, 1996, options to purchase an aggregate of 649,850 shares of Common Stock, giving effect to adjustments for the Company's 3-for-2 stock split, at prices ranging from $1.95 to $3.67 per share, as adjusted for the stock split, were outstanding under the 1990 Stock Option Plan. To date, options to purchase 394,838 shares of Common Stock granted under the 1990 Stock Option Plan have been exercised, of which 22,500 shares of Common Stock were subsequently forfeited because of the failure of the former optionee to fulfill the continuation conditions for vesting in the shares of Common Stock.


SAVINGS AND INVESTMENT PLAN

     The Company has an Incentive Savings and Investment Plan (the "Savings Plan"), which offers its employees tax advantages pursuant to
Section 401(k) of the Internal Revenue Code. Under the terms of the Savings Plan, a participant may elect to defer up to 10% of his or her compensation. The Company will make a matching contribution to the Savings Plan of 50% of the first 4% of compensation contributed by each participant who is employed by the Company or a qualified subsidiary on December 31st of such year. Participants' contributions to the Savings Plan are fully vested at all times and are not subject to forfeiture. The Company's matching contribution vests to each participant over a five-year vesting schedule based upon the participant's years of service with the Company. Contributions are made by participants by means of a payroll deduction program. Within specified limits, participants have the right to direct their savings into certain kinds of investments as specified in the Savings Plan.

     The Company's matching contribution during the year ended December 31, 1996 for each of the individuals named in the Summary Compensation Table is included in such table as "All Other Compensation."

                           CERTAIN TRANSACTIONS

     On January 19, 1996, the Company obtained an unsecured $2,500,000 revolving line of credit from Wilmington Trust Company ("Wilmington") for general corporate purposes (the "Wilmington Facility"). The Wilmington Facility matures on December 31, 2002, at which time all outstanding borrowings plus all accrued and unpaid interest will become due and immediately payable. Borrowings under the Wilmington Facility bear interest at Wilmington's National Commercial Rate, with interest payments due monthly in arrears. The Company is required to maintain certain debt covenants, including (i) minimum stockholders' equity equal to at least $7,000,000, plus 30% of net income for all future fiscal quarters, plus 75% of the net proceeds from any Common Stock issuances and (ii) net income, as defined, in excess of $1,500,000 for any four quarters within any consecutive nine-quarter period. At March 25, 1997, there was no balance outstanding under the Wilmington Facility.

     In connection with the Wilmington Facility, the Company granted Wilmington the right to designate one person to serve on the Company's Board of Directos, which right Wilmington has not yet exercised. In addition, the Company entered into a Marketing Agreement with Wilmington Trust FSB (the "Wilmington Marketing Agreement") and granted W T Investments, Inc. a warrant to purchase, giving effect to adjustments for the Company's 3-for-2 stock split, up to 600,000 shares of the Company's Common Stock at any time prior to December 31, 2002 (the "Wilmington Warrant"). The exercise price per share, as adjusted for the stock split, is the greater of $3.67 or an amount equal to the sum of total (i) gross revenues multiplied by .175 plus (ii) earnings before tax multiplied by 2.5 and divided by the weighted average number of common shares outstanding based upon the Company's audited financial statements. At December 31, 1996, the Wilmington Warrant exercise price per share was approximately $10.60. The Wilmington Marketing Agreement provides that the Company will market certain products and services, initially personal trust and asset management services, provided by Wilmington Trust FSB to the Company's brokers, clients and prospects.

     From December 1992 until June 11, 1996 (when the Company accelerated its repurchase of the shares of Common Stock held by GCMG), Gilman CMG, Inc. or its affiliates (collectively "GCMG") had owned up to 49% of the Company's outstanding Common Stock, and the Company had borrowed an aggregate of $5,000,000 from GCMG. On May 15, 1995, as part of a transaction for the Company's repurchase over time all of its Common Stock owned by GCMG, the Company and GCMG entered into a loan agreement (the "Gilman Loan") that converted the Company's then outstanding indebtedness to GCMG to a $5,000,000 term loan, bearing interest at a rate of 10% per annum. At December 31, 1996, $2,500,000 was outstanding under the Gilman Loan with principal payable in equal quarterly installments of $250,000 due on January 15, April 15, July 15 and October 15, of each year until paid in full. Interest accrues on the principal outstanding from time to time and is payable quarterly on the same dates that principal payments are required. The Company has the option to prepay principal, in whole or in part at any time, without premium or penalty.

     On June 11, 1996, the Company entered into an Amended and Restated Stock Repurchase Agreement (the "New Agreement") with GCMG for, and simultaneously consummated, the accelerated repurchase of all of the Company' shares of Common Stock owned by GCMG. The total consideration paid by the Company consisted of a promissory note in the principal amount of $6,125,000 (the "New Loan"), along with the $1,155,000 in cash. The New Loan bears interest, which is payable quarterly, at a rate of 10% per annum. Beginning April 15, 1997, the Company is obligated to make principal payments each year in an amount equal to 50% of annual net income, as defined, until the New Loan is repaid in full. The New Loan contains a balloon payment feature requiring, without regard to the above formula, that the entire outstanding principal balance be repaid in full on April 15, 2000. The New Loan is prepayable, in whole or in part, at any time by paying GCMG a prepayment penalty equal to 10% of the prepayment amount.

                     REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has provided the following report:

     The compensation policies of the Company have been developed to link the compensation of the executive officers of the Company with enhanced stockholder value. Through the establishment of both short-term and long-term incentive plans and the use of base salary and performance bonus combinations, the Company seeks to align the financial interests of its executive officers with those of its stockholders.

PHILOSOPHY AND COMPONENTS

     In designing its compensation programs, the Company follows its belief that compensation should reflect both the Company's recent performance and the value created for stockholders, while also supporting the broader business strategies and long-range plans of the Company and the relative compensation levels of other firms in the Company's market segments. In doing so, the compensation programs reflect the following general characteristics:

     -- The Company's financial performance and in particular that of the individual.

     -- An annual incentive plan, which generates a portion of compensation based on the achievement of specific performance goals, with superior performance resulting in commensurate total annual compensation.

     The Company's executive compensation is based upon the components listed below, each of which is intended to serve the overall compensation philosophy:

     BASE SALARY. Base salary is intended to be set at a level slightly below the competitive amounts paid to executive officers of similar businesses in structure, size, and market orientation. Salaries for executive officers are reviewed by the Board on an annual basis, or in the case of the Chief Executive Officer, according to the specific terms of his employment agreement as discussed below.

     INCENTIVE COMPENSATION. In accordance with the Company's philosophy of tying a substantial portion of the compensation of its executive officers to the achievement of specific performance goals, an incentive plan is developed for each of its executive officers. The Company's incentive plans are designed to reward superior performance with total compensation above competitive levels. On the other hand, in the event performance goals are not achieved and the Company suffers as a result, compensation of affected executive officers may fall below competitive levels.

     STOCK OPTIONS. The Company periodically awards its executive officers with stock options granted under the terms of its 1990 Stock Option Plan. Options are awarded to selected executive officers and other persons in recognition of the outstanding contribution they have made to the Company's financial performance. The awarding of options is designed to encourage ownership of the Company's Common Stock by its executive officers thereby aligning their personal interests with those of our stockholders.

The Compensation Committee also believes that the Company's Savings and Investment Plan, which includes participants other than executive officers, is an important part of the Company's overall compensation program.

     The Compensation Committee reviews and determines the compensation of the executive officers of the Company with this philosophy on compensation as its basis. While promoting initiative and providing incentives for superior performance on behalf of the Company for the benefit of its stockholders, the Compensation Committee also seeks to assure that the Company is able to compete for and retain talented personnel who will lead the Company in achieving levels of financial performance that will enhance stockholder value over the long-term as well as short-term.

CEO EMPLOYMENT AGREEMENT

     Effective January 1, 1994, the Company entered into an employment agreement with Mr. Leeds to provide for his continued service as President and Chief Executive Officer for a three (3) year "evergreen" period. In this context, the evergreen period means that the term of the agreement on any given day, unless the agreement has previously been terminated, extends for three (3) years from that day. Under the terms of his employment agreement, Mr. Leeds receives a base annual salary of $250,000, subject to an annual adjustment to reflect changes in the consumer price index. Additionally, Mr. Leeds receives an annual bonus equal to the sum of (i) 10% of the Company's consolidated net income available to common stockholders up to $500,000 plus (ii) 10% of the amount by which the Company's consolidated net income available to common stockholders exceeds 25% of the arithmetic average of total stockholders' equity calculated by adding together total stockholders' equity at January 1, 1994 and December 31, 1994. Mr. Leeds is also eligible to participate in the other employee benefit plans as generally made available to senior management of the Company. Mr. Leeds' employment is terminable by the Company without cause at any time by paying Mr. Leeds a lump sum payment equal to the greater of $1,000,000 or the sum of (i) his base salary payable for the remainder of the term, plus (ii) three times the greater of (A) the amount of annual bonus that was payable to him with respect to the immediately preceding fiscal year or (B) the arithmetic average of the amounts of annual bonus that were payable to him with respect to the immediately preceding three fiscal years, and by immediately vesting him in any and all options he may possess which have not yet vested.

     The Compensation Committee believes that the compensation terms of Mr. Leeds' employment agreement are consistent with and reflect the Company's executive compensation philosophy. The base salary to Mr. Leeds is somewhat less than what the Compensation Committee believes exists in the Company's industry, and the opportunities for bonus compensation are tied to the Company's performance in terms of value to its stockholders.

          Joel E. Marks  --  John R. Faiella  --  Gregg S. Glaser

                            PERFORMANCE GRAPH

     The following graph demonstrates the performance of the cumulative total return to the stockholders of the Company's Common Stock during the previous five years in comparison to the cumulative total return on the NASDAQ Stock Market and the cumulative total return for the NASDAQ Financial Stocks.




       [graph appears here]



Indexed Returns (1991=100)

                                                                        Annual Return
                                      ----------------------------------------------------------------------------
                                        1992             1993             1994             1995             1996
                                      ----------------------------------------------------------------------------
JWCharles Financial
Services, Inc. Common
Stock                                 160.000          160.000          145.000          167.500          460.000
------------------------------------------------------------------------------------------------------------------

NASDAQ Composite Index                217.864          250.093          244.462          345.715          425.258
------------------------------------------------------------------------------------------------------------------

NASDAQ Financial Index                213.880          248.584          249.174          362.816          465.167
-----------------------------------------------------------------------------------------------------------------

Assumes $100 invested in JWCharles Financial Services, Inc. Common Stock, NASDAQ Composite Index and NASDAQ Financial Index.

                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



     Price Waterhouse LLP ("Price Waterhouse") has examined and reported upon the financial statements of the Company for the fiscal year ended December 31, 1996 and has been selected by the Board of Directors to examine and report upon the financial statements of the Company for the year ending December 31, 1997. Price Waterhouse has no direct or indirect interest in the Company or any affiliate of the Company. A representative of Price Waterhouse is expected to be present at the Annual Meeting, with the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.


             STOCKHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholders who wish to present proposals appropriate for consideration at the Company's 1998 Annual Meeting of Stockholders must submit the proposals in proper form to the Company at its address set forth on the first page of this Proxy Statement no later than February 28, 1998 in order for the proposals to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting.

                              OTHER MATTERS

     All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith and soliciting proxies will be paid by the Company. It is estimated that such costs will be nominal. The Company may reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for expenses reasonably incurred by them in sending proxy materials to beneficial owners of stock. The solicitation of proxies will be conducted primarily by mail but may include telephone, telegraph or oral communications by directors, officers or regular employees of the Company, acting without special compensation.

     The Board of Directors is aware of no other matters, except for those incidental to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponement, adjournment or adjournments thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.



     Stockholders are urged to fill in, date and sign the accompanying form of proxy and return it to the Company as soon as possible.


                              BY ORDER OF THE BOARD OF DIRECTORS




                              Joel E. Marks
                              Secretary